CALCULATION OF FILING FEE TABLES

S-3

JPMorgan Chase & Co.

Submission Type: 424B2

EX-FILING FEES

SEC File No. 333-293684

Final Prospectus: True

N/A

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $7,548,000. The prospectus is a final prospectus for the related offering.